EXHIBIT 16.2
ANDERSEN ANDERSEN & STRONG, L.C.
Certified Public Accountants
941 East 3300 South
Salt Lake City, UT 84106

September 12, 2001

Board of Directors
PayStar Communications Corporation
1110 West Kettleman Lane
Suite 48
Lodi, CA  95240

Gentlemen:

     I acknowledge receipt of a copy of the disclosures set forth in the current report of PayStar Communications Corporation on Form 8-K dated
September 11, 2001 (Commission File No. 000-32197) under the heading "Item 4.
Change in Registrant's Certifying Accountant."  This letter will confirm that
I agree with the statements made by you in this section.

     There were no disagreements with the Company for the annual periods or for the period up to the date of dismissal.

Sincerely,

/s/ Andersen Andersen & Strong

    Andersen Andersen & Strong, L.C.